As you are aware, Iowa Renewable Energy, LLC (“IRE”) is in the process of attempting to terminate its registration obligations with the United States Securities and Exchange Commission (“SEC”). In order to accomplish this deregistration, it would be helpful for IRE to understand whether its members qualify as “accredited investors” under applicable SEC regulations. The following information is requested to enable IRE to determine whether you are an accredited investors under applicable SEC regulations. This information will not be disclosed directly to the SEC but instead will assist IRE in determining the number of its members who are accredited investors. Please return the questionnaire in the enclosed business reply envelope.

Please check all categories that apply to you. If you have questions, please do not hesitate to contact Ron Lutovsky at (319) 653-2890 or email contact@irebiodiesel.com.

Individual Members:
☐	Category 1	Member is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000, exclusive of the equity in the Member's primary residence.
☐	Category 2
Member is a natural person who had individual income in excess of $200,000 in each of the two most recent years, or a joint income with Member's spouse in excess of $300,000 in each of those years, and reasonably expects to reach the same income level in the current year.

☐	Category 3	Member is a director or executive officer of IRE.
Entities:
☐	Category 4	Member is a revocable trust that may be amended or revoked at any time by the grantors and all of the grantors are accredited investors.
☐	Category 5
Member is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of investing in IRE, and whose purchase is directed by a sophisticated person as defined by Rule 506(b)(2)(ii) under Regulation D to the Federal Securities Act.

☐	Category 6	Member is a Business Entity in which all of the equity owners are accredited investors.
☐	Category 7	Member is an employee benefit plan within the meaning of ERISA that is a self-directed plan with investment decisions made solely by persons that are accredited investors.
☐	Category 8	Member is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.
☐	NO APPLICABLE CATEGORY.

Member Signature:

Printed Name:

Date:

UPDATED CONTACT INFORMATION

As part of the deregistration process, Iowa Renewable Energy, LLC would like you to provide us with updated contact information for our records. Iowa Renewable Energy, LLC will use this contact information to provide you information regarding the company's operations, both before and after the deregistration. Please provide the information below.

Member Name:

Mailing Address:
(Street Address)

(City and State) (Postal Code)
Phone Number

E-mail Address:

QUESTIONS

Please use the space below to write any questions or comments you may have about Iowa Renewable Energy, LLC's proposed deregistration process. This information will assist the board in planning and implementing the proposed deregistration. You may also contact Ron Lutovsky with any questions you may have at (319) 653-2890 or email contact@irebiodiesel.com.